Exhibit 99.1
Investors:
Paul Hiemstra
206/701-2044
ir@cray.com
CRAY INC. REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS
Company reports net income of $5.0 million
SEATTLE, WA — November 3, 2008 — Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the third quarter ended September 30, 2008. Revenue for the quarter was $54.6 million compared to $55.0 million in the prior year period. The company reported net income for the quarter of $5.0 million or $0.15 per share compared to net income of $5.1 million or $0.16 per share in the third quarter of 2007.
Total gross margin for the third quarter was 51.2 percent compared to 40.3 percent in the third quarter of 2007. Product margin for the third quarter was 54.6 percent compared to 40.1 percent in the prior year period and benefited from product mix and favorable contract adjustments. Service margin for the third quarter was 43.4 percent compared to 41.0 percent in the prior year period.
Operating expenses for the third quarter were $22.3 million compared to $17.8 million in the prior year period. As in recent quarters, third quarter 2008 research and development (R&D) expense increased over the prior year period. Included in third quarter 2008 results was $0.8 million related to net stock compensation.
For the nine month period ended September 30, 2008, Cray reported total revenue of $127.5 million compared to $128.7 million in the prior year period. Due primarily to the previously mentioned increase in R&D expense, total operating expenses increased year-over-year to $66.3 million for the nine month period ending September 30, 2008, compared to $53.1 million in the prior year period. Net loss was ($10.7 million) or ($0.33) per share for the nine months ended September 30, 2008 compared to a net loss of ($2.1 million) or ($0.07) per share for the nine month period ended September 30, 2007.
Cash and short-term investment balances as of September 30, 2008 were $103.6 million compared to $115.0 million as of June 30, 2008.
“We are very pleased to report a profitable quarter,” said Peter Ungaro, Cray president and CEO. “The third quarter benefited from strong performance across all of our product lines, as well as growing traction in our custom engineering business.”
Ungaro added, “We are positioned for a strong 2008. During the third quarter we achieved a major milestone by successfully delivering all of the cabinets for the petaflops system to Oak Ridge National Laboratory, ahead of schedule, and we have now shifted our focus to completing installation and achieving system acceptance. Also in the third quarter, we announced the Cray CX1 personal supercomputer in partnership with Microsoft and Intel, which is designed to deliver unprecedented performance and productivity in an affordable and adaptive system, featuring a choice of Microsoft Windows HPC Server 2008 or Linux. With continued focus on execution and progress on our new strategic initiatives, we have recently more than doubled our addressable market, creating new opportunities for growth and profitability. In October we retired just over half of our $80 million of outstanding convertible notes, reducing our debt at a discount—a move that is positive for both our customers and shareholders.”

Outlook
A wide range of potential outcomes for 2008 remains. The company’s 2008 results are highly dependent on the acceptance of the petaflops (1,000 trillion floating point operations per second) supercomputer at Oak Ridge National Laboratory (ORNL). If the acceptance occurs in late 2008, then the company expects to have revenue for the year in the range of $265 million and to be profitable from operations. If the Oak Ridge system is not accepted this year, then 2008 revenue would be adversely impacted by about $100 million and the company would have a net loss for the year.
At the $265 million revenue level, the company expects 2008 overall gross margin to be up from the prior year to about 37 percent and 2008 operating expenses to be approximately $92 million, including $51 million in net R&D expense. The 2008 operating expense estimate includes a significant increase for commissions and other variable compensation resulting from anticipated fourth quarter revenue growth.
A wide range of potential outcomes exists for 2009, with the principal drivers being customer acceptances achieved in 2008 and winning new business for 2009. Assuming 2008 revenue of about $265 million, the company expects that 2009 revenue will be flat to modestly down from that level, with revenue likely higher in the first and last quarters of the year.
The company’s 2009 revenue forecast is heavily dependent on 2008 actual results, with the 2009 revenue estimate changing inversely with the final 2008 results. For example, if actual 2008 revenue were higher than anticipated, due to acceptances of certain systems occurring earlier than expected, then 2009 revenue expectations would concurrently be lowered. Alternatively, if the ORNL petaflops system is not accepted this year, then the company’s 2009 revenue forecast would increase dramatically.
The company expects overall 2009 gross margins to decrease to approximately 30 percent. The expected decrease from 2008 levels is due primarily to a shift in product mix in 2009 and the negative impact of a multi-phase contract for approximately $41 million that has a very low margin due to a delay of critical parts from a supplier; this revenue is anticipated to be recognized in late 2009. Operating expenses in 2009 are anticipated to be flat to somewhat down from 2008 levels. Based on these current revenue and margin assumptions, a modest loss for 2009 is likely.
Cash will continue to fluctuate significantly in the coming quarters, depending heavily on timing of deliveries and acceptances. Reported cash and investments for the fourth quarter of 2008 will be impacted by the approximately $37 million used to repurchase slightly over $40 million of convertible debt early in the fourth quarter. Net cash (cash less the remaining outstanding convertible debt) is anticipated to increase by the end of the fourth quarter compared to the level at the end of the third quarter of 2008.
For the remainder of 2008 and 2009, quarterly and annual results will be affected by many factors, including the timing of customer acceptances, the success in winning new business, the availability of qualified parts from suppliers, revenue recognition, the level of margin contribution, the potential for recording an impairment of goodwill, the worldwide economic crisis and potential changes in government spending priorities.

“We remain optimistic in our ability to increase our product differentiation in a significantly expanded market and to generate sustained, long-term profitability,” said Peter Ungaro. “New initiatives like the CX1 and custom engineering are gaining momentum and already providing enhanced opportunities for growth in revenue and market share.”
Recent Highlights
•	In August, Cray unveiled ECOphlex, a revolutionary liquid cooling technology that allows cutting-edge performance while driving down the total cost of ownership through significant energy savings and installation flexibility. All Cray XT5 systems have begun shipping with Cray ECOphlex technology.

•	In September, in partnership with Microsoft and Intel, Cray unveiled the Cray CX1 personal supercomputer. With U.S. list prices starting at $25,000, the Cray CX1 is designed to drive high productivity computing into the mainstream in a broad array of markets including financial services, aerospace, automotive, petroleum, life sciences, government, academic and digital media.

•	During the third quarter, Cray signed a custom engineering contract to design and develop the infrastructure and system software for a specialized high performance U.S. government computer. Under this contract, Cray is responsible for a portion of the architecture, system design and hardware and software development.

•	Cray was awarded a contract in October to upgrade the existing Cray XT3 supercomputer at the Japan Advanced Institute of Science and Technology to a Cray XT5 supercomputer. The Cray XT5 system, with a peak performance of 18.8 teraflops (trillions of calculations per second), will be the first to utilize Cray’s ECOphlex technology in Japan.

•	In October, Cray repurchased just over $40 million worth of its 3.0% Convertible Senior Subordinated Notes expected to be put to the company in December 2009 for approximately $37 million plus accrued interest. This transaction resulted in an accounting gain to be recorded in the fourth quarter of 2008 results.
Conference Call Information
Cray will host a conference call today, Monday, November 3, 2008 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss 2008 third quarter financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-877-835-3295. International callers should dial 303-262-2193. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.
If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-405-2236 and entering access code 11122112. International callers can listen to the replay by dialing 303-590-3000, access code 11122112. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. Pacific Time on Monday, November 3, 2008.

About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These factors include significantly fluctuating quarterly operating results; significant reliance on third-party development service and parts suppliers, including their competitiveness with other suppliers and potential delays in the results of their development and in the availability of qualified parts; lower margins and operating results due to many variables including pricing pressure from competitive products and increasing pressure on research and development expenses; the technical challenges of developing high performance computing systems, including potential delays in development programs, such as the quad-core Cray XT5 and future systems; the level, timing and continuation of government funding for supercomputer purchases and research and development activities, including the possible adverse effects of the current economic uncertainty on government budgets; the successful porting of application programs to Cray supercomputer systems; anticipated revenue subject to complex revenue recognition rules; the successful passing of customer acceptance tests; Cray’s ability to keep up with rapid technological change; Cray’s ability to compete against larger, more established companies and innovative competitors; and general economic and market conditions. Cray’s results could also be impacted by the need to record an impairment of our goodwill asset precipitated by the current stock trading value for the company. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.
###
Cray is a registered trademark, and Cray XT5, Cray XT5 h, Cray XT3, ECOphlex, and Cray CX1 are trademarks of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

REVENUE:
Product	$38,065	$42,742	$81,606	$90,191
Service	16,528	12,247	45,848	38,532

Total revenue	54,593	54,989	127,454	128,723

COST OF REVENUE:
Cost of product revenue	17,266	25,618	45,681	57,422
Cost of service revenue	9,362	7,222	26,962	22,880

Total cost of revenue	26,628	32,840	72,643	80,302

Gross margin	27,965	22,149	54,811	48,421

OPERATING EXPENSES:
Research and development, net	12,364	9,067	37,973	25,806
Sales and marketing	6,135	5,423	17,365	15,814
General and administrative	3,775	3,340	10,936	11,442
Restructuring and severance	—	—	—	10

Total operating expenses	22,274	17,830	66,274	53,072

Income (loss) from operations	5,691	4,319	(11,463)	(4,651)

Other income (expense), net	(432)	294	361	765

Interest income (expense), net	(341)	716	750	2,715

Income (loss) before income taxes	4,918	5,329	(10,352)	(1,171)

Income tax benefit (expense)	87	(228)	(302)	(953)

Net income (loss)	$5,005	$5,101	$(10,654)	$(2,124)

Diluted net income (loss) per common share	$0.15	$0.16	$(0.33)	$(0.07)

Diluted weighted average shares outstanding	32,661	32,346	32,507	31,744

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	September 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$89,458	$120,539
Restricted cash	1,398	10,000
Short-term investments, available-for-sale	12,698	48,582
Accounts receivable, net	49,086	23,635
Inventory	152,596	55,608
Prepaid expenses and other current assets	9,063	4,120
Prepaid research and development services	4,633	—

Total current assets	318,932	262,484

Property and equipment, net	15,065	17,044
Service inventory, net	2,161	2,986
Goodwill	62,518	65,411
Deferred tax asset	863	512
Other non-current assets	6,547	7,465

TOTAL ASSETS	$406,086	$355,902

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,399	$14,148
Accrued payroll and related expenses	12,088	12,023
Advance research and development payments	1,517	29,669
Other accrued liabilities	6,623	7,488
Deferred revenue	94,599	48,317

Total current liabilities	148,226	111,645

Long-term deferred revenue	31,794	11,745
Other non-current liabilities	4,391	4,310
Convertible notes payable	80,000	80,000

TOTAL LIABILITIES	264,411	207,700

Shareholders’ equity:
Common stock	517,474	513,196
Accumulated other comprehensive income	13,411	13,562
Accumulated deficit	(389,210)	(378,556)

TOTAL SHAREHOLDERS’ EQUITY	141,675	148,202

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$406,086	$355,902